Exhibit 12.1



                            Boston Edison Company
            Computation of Ratio of Earnings to Fixed Charges
                        Year ended December 31, 1994
                               (in thousands)


Net income from continuing operations             $125,022

Income taxes                                        57,114

Fixed charges                                      125,515
                                                  --------

     Total                                        $307,651
                                                  ========

Interest expense                                  $114,937
Interest component of rentals                       10,578
                                                  --------

      Total                                       $125,515
                                                  ========

Ratio of earnings to fixed charges                    2.45
                                                      ====
